Exhibit 5.1
November 22, 2002

Marvel Enterprises, Inc.
10 East 40th Street
New York, NY 10016

   Re:      Marvel Enterprises, Inc. - Registration Statement on Form S-3
            -------------------------------------------------------------

Ladies and Gentlemen:

      We have acted as counsel for Marvel Enterprises, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-3 (the "Registration Statement"), relating to 3,965,626 shares (the "Shares") of common stock, par value $.01 per share, of the Company which may be offered from time to time by the persons named in the Registration Statement as the Selling Stockholders. The Shares were issued pursuant to an offer that we made to all holders of our 8% Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share ("Preferred Stock") to exchange their shares of Preferred Stock for shares of our Common Stock, par value $.01 per share (the "Exchange Offer"). You have requested that we furnish our opinion with respect to the matters set forth below.

      For purposes of rendering this opinion, we have examined the Restated Certificate of Incorporation of the Company, as amended; the Bylaws of the Company; the Schedule TO, including the Offer to Exchange, filed with the Securities and Exchange Commission on October 7, 2002; the resolutions of the Board of Directors approving the issuance of the Shares; the originals, or copies certified or otherwise identified to our satisfaction, of records of corporate proceedings of the Company as made available to us by the Company, certificates of public officials and of representatives of the Company; and such other documents and records as we deemed necessary. In such examination we have assumed the genuineness of all signatures, the authenticity of all corporate records and other documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified or photostatic copies.

      Based upon our examination as aforesaid, and in reliance upon our examination of such questions of law as we deemed relevant under the circumstances, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the reference to us contained in the prospectus which forms part of the Registration Statement under the heading "Legal Matters." In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Commission thereunder.

                                Very truly yours,



                                /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP